Exhibit 13
Financial Statements and
Supplemental Schedule
U.S. Bank 401(k) Savings Plan
Years Ended December 31, 2009 and 2008
With Report of Independent Registered Public
Accounting Firm

U.S. Bank 401(k) Savings Plan
Financial Statements and Supplemental Schedule
Years Ended December 31, 2009 and 2008

Report of Independent Registered Public Accounting Firm
Benefits Administration Committee
U.S. Bancorp
Participants of U.S. Bank 401(k) Savings Plan
We have audited the accompanying statements of net assets available for benefits of the U.S. Bank 401(k) Savings Plan as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2009 and 2008, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2009, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Ernst & Young LLP
Minneapolis, MN
June 4, 2010

U.S. Bank 401(k) Savings Plan
Statements of Net Assets Available for Benefits

	December 31
	2009	2008

Assets
Investments, at fair value	$2,792,705,508	$2,470,855,362
Accrued income	2,053,472	22,316,148
Employer contribution receivable	80,686,055	74,316,801
Receivable for securities sold but not yet settled	1,271,094	—

Total assets	2,876,716,129	2,567,488,311

Liabilities
Accrued expenses	282,649	320,470
Payable for securities purchased but not yet settled	—	2,727,752

Total liabilities	282,649	3,048,222

Net assets available for benefits, at fair value	2,876,433,480	2,564,440,089
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	7,442,892	25,381,877

Net assets available for benefits	$2,883,876,372	$2,589,821,966

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2009	2008

Additions:
Net appreciation in fair value of investments	$232,622,686	$—
Interest and dividend income	32,593,813	101,054,713

Contributions:
Employer	80,687,205	74,318,761
Participants’	174,261,693	167,297,907

Transfer from plan of acquired company	—	2,602,002

	520,165,397	345,273,383
Deductions:
Net depreciation in fair value of investments	—	815,652,468
Benefits paid to participants and transfers out	221,919,239	248,280,033
Administrative expenses	4,191,752	4,582,283

	226,110,991	1,068,514,784

Net increase (decrease)	294,054,406	(723,241,401)

Net assets available for benefits at beginning of year	2,589,821,966	3,313,063,367

Net assets available for benefits at end of year	$2,883,876,372	$2,589,821,966

See accompanying notes.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements
December 31, 2009
1. Description of the Plan
The following description of the U.S. Bank 401(k) Savings Plan (the Plan) provides only general information. Participants should refer to the Plan’s Summary Plan Description (the SPD) for a more complete description of the Plan’s provisions. The SPD can be reviewed by visiting the U.S. Bank Retirement Program website at www.yourbenefitsresources.com/usbank.
Administration and Participation
The Plan is a defined contribution retirement plan covering substantially all employees of U.S. Bancorp and its subsidiaries (the Company). Employees are eligible to participate in the Plan on their hire date, so long as they are a regular, permanent employee working in an eligible position. Eligible employees are automatically enrolled in the Plan with a salary deferral of 2% of eligible compensation, unless the employee elects otherwise.
Each participant’s account is credited with applicable participant contributions, rollovers, employer contributions, and an allocation of the earnings (losses) of the investment funds in which the participant has elected to invest. Earnings (losses) allocations are based upon the participant account balance, as defined in the plan document. In addition, applicable participant distributions and loans as well as an allocation of administrative expenses are charged to each participant’s account. Participants may invest their account balance in one or more of a variety of investment funds and are immediately 100% vested in their entire account balance.
The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Internal Revenue Code (the Code).
Contributions
The Plan permits pretax elective contributions up to a maximum of 75% of a participant’s eligible compensation, up to the Internal Revenue Service (IRS) limit. Participants age 50 and older whose elective contributions have reached the IRS limit are permitted under the Plan to make catch-up contributions up to the IRS catch-up contribution limit. All participant contributions are deposited in the Plan semimonthly.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
The Company contributes a matching contribution equal to 100% of each participant’s contribution up to 4% of the participants’ annual eligible compensation. A participant becomes eligible for an employer matching contribution on the first day of the month following completion of one full year of service in which the participant has worked at least 1,000 hours. The employer matching contribution is deposited in the Plan annually and is initially invested in the U.S. Bancorp ESOP Stock Fund. Participants can subsequently change how their matching contributions are invested at any time.
Benefits Paid to Participants
The only form of distribution offered by the Plan is a single lump-sum payment.
Participant Loans
The Plan contains provisions allowing participants to borrow from their accounts. Participants may have only two loans outstanding at a time. The minimum loan is $1,000 and the maximum is the lesser of 50% of the participant’s account balance or $50,000 minus the participant’s highest outstanding loan balance during the past 12 months.
Plan Investments
The Plan includes an employee stock ownership plan (ESOP) fund. All participant and employer matching contributions credited to a participant’s account that are invested in qualifying employer securities are invested in the ESOP fund. The primary purpose of the ESOP fund is to benefit participants and beneficiaries by obtaining and retaining for them a position of equity ownership in the Company. Dividends paid on qualified employer securities held in the ESOP are either reinvested in the ESOP or paid directly to the participant, at their election.
Plan Merger
Effective June 18, 2008, the AIMS Logistics Retirement Plan, with total assets of $2,602,002, merged into the Plan.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
1. Description of the Plan (continued)
Plan Transfers
On July 1, 2009, the Company transferred its PowerTrack division employees to a newly created joint venture with Visa Inc. As a result, PowerTrack employees were no longer active participants in the Plan and $9,114,426 in assets were transferred to the trust of the new joint venture by December 31, 2009.
Rollovers From Employees of Acquired Businesses
The Company acquired Southern DataComm, Inc. on February 13, 2008, and the ATM-related services of Palm Desert National Bank on October 1, 2008. Employees acquired by the Company during these acquisitions were given the option to roll over their 401(k) accounts, including any outstanding loans from their former employer’s plan. The total rollovers from employees of acquired businesses in 2008 were $79,889 and are reflected in the statements of changes in net assets available for benefits in participants’ contributions.
Plan Termination
Although it has not expressed any intention to do so, the Company has the right to suspend or terminate the Plan at any time by action of its Board of Directors subject to the provisions of ERISA. In the event of a termination of the Plan, all participant account balances remain fully vested and are eligible for distribution.
2. Significant Accounting Policies
Accounting Method
The financial statements of the Plan are prepared under the accrual method of accounting under U.S. generally accepted accounting principles.
Investment Valuation and Income Recognition
Investments are stated at fair value. See Note 4 for a discussion of fair value measurements.
Per applicable authoritative accounting guidance, investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a common collective trust (the U.S. Bank Stable Asset Fund). The statement of net assets available for benefits presents the fair value of the U.S. Bank Stable Asset Fund as well as the adjustment from fair value to contract value for fully benefit-responsive investment contracts. The fair value of the Plan’s interest in the U.S. Bank Stable Asset Fund is primarily based on quoted or published market prices of the underlying assets of the fund. The contract value of the U.S. Bank Stable Asset Fund represents contributions plus earnings, less participant withdrawals and administrative expenses.
Purchases and sales of securities are recorded on a trade-date basis. If a trade is open at the end of the year, a receivable for securities sold but not yet settled or a payable for securities purchased but not yet settled is reflected in the statements of net assets available for benefits. Dividends are recorded on the ex-dividend date.
Brokers’ commissions and other expenses incurred upon the purchase of corporate stock are included in the cost of the corporate stock. Brokers’ commissions and other expenses incurred upon the sale of corporate stock are reflected as a reduction in the proceeds from the sale.
The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits as net appreciation or depreciation in fair value of investments.
The net gain (loss) on sales of investments is the difference between the proceeds received and the average cost of investments sold and is also reflected in the statements of changes in net assets available for benefits in net appreciation or depreciation in fair value of investments.
Administrative Expenses
Recordkeeping, investment management, trust, consulting, audit, and other administrative fees are paid by the Plan.
Payment of Benefits
Benefit payments are recorded when paid.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.
Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.
3. Investments
For the years ended December 31, 2009 and 2008, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in fair value as follows:

	Year Ended December 31
	2009	2008
Mutual funds	$251,561,987	$(519,480,111)
Corporate stock	(47,420,141)	(240,812,723)
Collective investment funds	28,478,226	(55,362,400)
Life insurance policies	2,614	2,766

	$232,622,686	$(815,652,468)

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
3. Investments (continued)
The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows:

	Shares	Fair Value

Year ended December 31, 2009:
U.S. Bancorp common stock	41,060,167	$924,264,359
U.S. Bank Stable Asset Fund	8,631,749	335,582,827
PIMCO Total Return Fund	18,080,409	195,268,422
Vanguard Institutional Index Fund	1,692,976	172,649,712

Year ended December 31, 2008:
U.S. Bancorp common stock	38,534,962	$963,759,400
U.S. Bank Stable Asset Fund	9,096,650	328,659,727
Vanguard Institutional Index Fund	1,738,130	143,465,219
4. Fair Value Measurements
Applicable authoritative accounting guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Plan groups its assets measured at fair value into a three-level hierarchy for valuation techniques used to measure assets at fair value. This hierarchy is based on whether the valuation inputs are observable or unobservable. These levels are:
•	Level 1 — Quoted prices in active markets for identical assets.

•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
4. Fair Value Measurements (continued)
The following is a description of the valuation methodologies used by the Plan to measure assets at fair value:
Mutual funds: Valued at the net asset value of shares held by the Plan at year-end.
Corporate stock: Valued at the last reported sales price of the year.
Collective investment funds: Units held by the Plan at year-end are based on quoted or published market prices of the underlying assets of the funds.
Participant loans: Valued at their outstanding principal balances as determined by third-party recordkeeper at year-end, which approximate fair value.
Life insurance policies: Valued at cash surrender value per insurance companies at year-end.
As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest level input that is significant to the fair value measurement in its entirety.
The following table sets forth the Plan’s investment assets at fair value by level within the fair value hierarchy as of December 31, 2009:

	Level 1	Level 2	Level 3	Total

Mutual funds	$1,354,567,029	$—	$—	$1,354,567,029
Corporate stock	933,696,140	—	—	933,696,140
Collective investment funds	—	444,355,013	—	444,355,013
Participant loans	—	—	60,035,352	60,035,352
Life insurance policies	—	51,974	—	51,974

Total	$2,288,263,169	$444,406,987	$60,035,352	$2,792,705,508

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
4. Fair Value Measurements (continued)
The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2009:

Year Ended
December 31
2009
Participant loans balance at beginning of year	$51,166,668
New loans issued and loan principal repayments, net	8,868,684

Participant loans balance at end of year	$60,035,352

5. Differences Between Financial Statements and Form 5500
The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	December 31
	2009	2008

Net assets available for benefits per the financial statements	$2,883,876,372	$2,589,821,966
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(7,442,892)	(25,381,877)

Net assets available for benefits per Form 5500	$2,876,433,480	$2,564,440,089

6. Transactions With Parties in Interest
The Plan allows for transactions with certain parties who may perform services or have fiduciary responsibilities to the Plan. Parties in interest include the Company and U.S. Bank National Association (the Trustee). Transactions involving funds administered by the Trustee are considered party-in-interest transactions. These transactions, based on customary and reasonable rates, are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.
On December 31, 2009 and 2008, the Plan held 41,060,167 and 38,534,962 shares, respectively, of U.S. Bancorp common stock. During the years ended December 31, 2009 and 2008, the Plan recorded dividend income from U.S. Bancorp common stock of $8,677,966 and $65,375,994, respectively.

U.S. Bank 401(k) Savings Plan
Notes to Financial Statements (continued)
6. Transactions With Parties in Interest (continued)
The Plan also participates in a U.S. Bancorp collective investment fund, First American Funds, Inc., First American Investment Funds, Inc., and First American Strategy Funds, Inc., all of which are managed by the Company.
7. Income Tax Status
The Plan has received a determination letter from the IRS dated August 24, 2004, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended, is qualified and the related trust is tax-exempt.

Supplemental Schedule

U.S. Bank 401(k) Savings Plan
EIN 41-0255900       Plan #004
Schedule H, Line 4i — Schedule of Assets (Held at End of Year)
December 31, 2009

Identity of Issuer,
Borrower, Lessor,	Description of Investment, Including Maturity
or Similar Party	Date, Rate of Interest, Par, or Maturity Value		Current Value

Mutual funds
First American Funds, Inc.*	5,419,762	shares of Prime Obligations Fund	$5,419,762

First American Investment Funds, Inc.*	3,914,742	shares of Intermediate Government Bond Fund	33,314,451
	2,110,981	shares of Large Cap Growth Opportunity Fund	58,073,097
	8,704,913	shares of Large Cap Value Fund	121,607,639
	3,074,829	shares of Mid Cap Growth Opportunity Fund	105,220,647
	3,907,613	shares of Mid Cap Value Fund	78,308,565
	1,021,848	shares of Small Cap Growth Opportunity Fund	18,148,020
	4,443,084	shares of Small Cap Select Fund	51,717,502
	7,432,617	shares of Small Cap Value Fund	68,751,704

First American Strategy Funds, Inc.*	3,792,364	shares of Strategy Aggressive Growth Allocation Fund	42,436,550
	9,471,762	shares of Strategy Balanced Allocation Fund	87,803,230
	5,161,868	shares of Strategy Growth Allocation Fund	52,289,727
	2,207,817	shares of Strategy Conservative Allocation Fund	22,475,575

Hotchkis and Wiley Funds	1,483,574	shares of Large Cap Value Fund	20,295,293
PIMCO Funds	18,080,409	shares of Total Return Fund	195,268,422

T. Rowe Price Retirement Funds, Inc.	739,119	shares of Retirement Income Fund	9,024,639
	1,902,906	shares of Retirement 2010 Fund	26,545,533
	3,497,655	shares of Retirement 2020 Fund	51,065,756
	2,809,777	shares of Retirement 2030 Fund	42,483,826
	2,475,965	shares of Retirement 2040 Fund	37,510,874
	633,024	shares of Retirement 2050 Fund	5,368,042

TCW Funds, Inc.	720,839	shares of Select Equities Fund	10,668,418
The Dreyfus Corporation	1,108,318	shares of The Boston Co. Small Cap Value Fund	21,468,127
Vanguard	1,692,976	shares of Institutional Index Fund	172,649,712
William Blair Funds	806,779	shares of Small Cap Growth Fund	16,651,918

Total mutual funds			1,354,567,029

U.S. Bank 401(k) Savings Plan
EIN 41-0255900       Plan #004
Schedule H, Line 4i — Schedule of Assets (Held at End of Year) (continued)

Identity of Issuer,
Borrower, Lessor,	Description of Investment, Including Maturity
or Similar Party	Date, Rate of Interest, Par, or Maturity Value		Current Value

Corporate stock
U.S. Bancorp*	41,060,167	shares of common stock	$924,264,359
Piper Jaffray	186,362	shares of common stock	9,431,781

Total corporate stock			933,696,140

Collective investment funds
U.S. Bancorp*	8,631,749	units of U.S. Bank Stable Asset Fund	335,582,827
State Street Global Advisors	10,840,682	units of International Alpha Select Fund	100,970,111
	452,006	units of Mid Cap Fund	7,802,075

Total collective investment funds			444,355,013

Participant loans*		Principal loan amount, interest rates ranging from 4.25% to 11.50% with varied maturities from January 15, 2010 to March 31, 2030	60,035,352

Life insurance policies
New England Mutual Life	2	policies	18,455
Northwestern Mutual Life	1	policy	33,519

Total life insurance policies			51,974

Total assets held for investment purposes			$2,792,705,508

*	Denotes party in interest to the Plan.